   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1997.
                                                 REGISTRATION NO. 333-
                                                                      ----------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                      ----------

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                      ----------

                            SILICON VALLEY RESEARCH, INC.
                (Exact name of Registrant as specified in its charter)

                                      ----------

         CALIFORNIA                      7372                    94-2743735
(State or other jurisdiction      (Primary Standard           (I.R.S. Employer
    of incorporation or               Industrial             Identification No.)
       organization)            Classification Number)


                               6360 SAN IGNACIO AVENUE
                           SAN JOSE, CALIFORNIA  95119-1231
                                    (408) 361-0333
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                      ----------

                                  ROBERT R. ANDERSON
            CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                            SILICON VALLEY RESEARCH, INC.
                               6360 SAN IGNACIO AVENUE
                           SAN JOSE, CALIFORNIA  95119-1231
                                    (408) 361-0333
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      Copies to:
                                  DIANE HOLT FRANKLE
                                  DIANNE B. SALESIN
                             Gray Cary Ware & Freidenrich
                               Professional Corporation
                                 400 Hamilton Avenue
                                 Palo Alto, CA 94301
                                      ----------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                              -----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                             -----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                      ----------
                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
Title of Each Class of Securities   AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
        to be Registered             REGISTERED      PER SHARE (1)         PRICE (1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, without par value    811,877 shares  $1.09375           $887,990             $269
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


    (1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and based on the average of the high and low prices of the Common Stock of Silicon Valley Research, Inc. as reported on the Nasdaq National Market on May 2, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS

                                    811,877 SHARES

                            SILICON VALLEY RESEARCH, INC.


                                     COMMON STOCK


    The 811,877 shares of Common Stock, without par value ("Common Stock"), of Silicon Valley Research, Inc. ("SVR" or the "Company") offered by this Prospectus (the "Shares") are outstanding shares that may be sold from time to time by or on behalf of certain shareholders (the "Selling Shareholders") of the Company described in this Prospectus under "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

    The Company has been advised by the Selling Shareholders that they intend to sell all of their respective Shares from time to time on the Nasdaq National Market (the "National Market") on terms and at prices then obtainable, or in negotiated transactions. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

    Except as described in this Prospectus under "Plan of Distribution," the Company will pay all expenses incident to the offering and sale of the Shares to the public. See "Plan of Distribution."

    THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

    The Company's Common Stock is listed on the National Market. On May 6, 1997, the last sale price of the Company's Common Stock as reported on the National Market was $1.1875.

                                     ------------


        SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE
          CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.


                                     ------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
             ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                                     ------------

                    The date of this Prospectus is May ____, 1997

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web site can be accessed at http://www.sec.gov. The Company's Common Stock is traded on the National Market. Reports and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street N.W., Washington D.C. 20006-1500.

    The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended March 31, 1996; (2) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996; (3) Amendments to Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 1996 and September 30, 1996; (4) Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; (5) Current Report on Form 8-K filed on April 5, 1996; and
(6) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 5, 1985.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to Silicon Valley Research, Inc. at 6360 San Ignacio Avenue, San Jose, CA 95119-1231 (telephone number (408) 361-0333), Attn: Laurence G. Colegate, Jr.

                                     THE COMPANY

    The Company designs a broad line of integrated placement, routing and floorplanning physical layout software products which enable electronics manufacturers to achieve improved performance and smaller die size in their integrated circuit ("IC") designs. The Company offers products which incorporate its proprietary line probe technology to create a denser circuit design. The Company also offers a full suite of physical verification tools. The products minimize die size, enabling a high performance design, and improve manufacturability of the IC, resulting in higher production yield.

    The Company was incorporated in California in 1979. The Company's principal executive offices are located at 6360 San Ignacio Avenue, San Jose, California 95119-1231, telephone number (408) 361-0333.

                                     RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED IN CONNECTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. FURTHER, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    CONTINUING OPERATING LOSSES. SVR has incurred operating losses in the past three quarters and expects such losses to continue at least in the near term as it expands its product development and marketing capabilities. Prior to that, the Company generated minimal net income from operations during the six preceding quarters. At December 31, 1996, SVR had an accumulated deficit of $25.3 million. The achievement of profitability is primarily dependent upon the continued development and commercial acceptance of the Company's products, the successful management of the business of SVR and management's ability to strategically focus the Company. There can be no assurance as to whether or when achievement of profitable operations will occur.

    AVAILABILITY OF ADDITIONAL FINANCING. SVR is experiencing negative cash flow from operations and it is expected that it will continue to experience negative cash flow at least through mid-fiscal 1998 and potentially thereafter. On April 16, 1997, the Company completed a private placement (the "Private Placement") of units ("Units") comprised of 4,517,242 shares of Common Stock and warrants (the "Warrants") to purchase an additional 4,517,242 shares of Common Stock at $1.31 per share, with proceeds to the Company of $3,930,000. See "Material Changes - Private Placement." The Company is currently negotiating with the lender under its previous credit facility to provide a new $2.0 million credit facility secured by the Company's accounts receivable and recently entered into a secured loan agreement for $300,000 secured by all the assets of the Company. SVR currently anticipates its existing cash and cash equivalents and available funds from operations will be sufficient to fund the Company's operations for the next twelve months.

    Nevertheless, the Company may require additional financing. Management of SVR is exploring financing alternatives to supplement SVR's cash position. Potential sources of additional financing for SVR include private equity financings, mergers, strategic investments, strategic partnerships or various forms of debt financings. The Company may be prevented or restricted from raising additional funds by issuing equity securities or securities convertible into Common Stock unless the Company amends its Articles of Incorporation to increase the number of authorized shares of Common Stock. The Company intends to seek shareholder approval to increase the Company's authorized shares of Common Stock at its next annual shareholder meeting. However, no assurance can be given as to whether such shareholder approval will be obtained in a timely manner, if at all. If additional funds are raised by SVR through the issuance of equity securities or securities convertible into or exercisable for equity securities, the percentage ownership of the then current stockholders of SVR will be reduced. SVR may issue a series of Preferred Stock with rights, preferences or privileges senior to those of the SVR Common Stock. SVR has no commitments or arrangements to obtain any additional funding and there can be no assurance that the required financing of SVR will be available on acceptable terms, if at all. The unavailability or timing of any financing, could prevent or delay the continued development and marketing of the products of SVR and may require curtailment of operations of SVR.

    INTERNATIONAL SALES. International sales, primarily in Japan, Korea, and Taiwan, accounted for approximately 43%, 52%, 43% and 30% of the Company's total revenue in fiscal 1994, 1995 and 1996 and in the nine months ended December 31, 1996, respectively. Declining revenues from international sales were a result of the reduction in capital expenditures by semiconductor manufacturers, particularly in Asia, and increased competition in the electronic design automation (EDA) software market. The Company expects that international sales will continue to account for a significant portion of its revenue and plans to continue to expand its international sales and distribution channels. This revenue involves a number of inherent risks, including economic downturn in the electronics industry in Asia, traditionally slower adoption of the Company's products internationally, general strikes or other disruptions in working conditions, generally longer receivables collection periods, unexpected changes in or impositions of legislative or regulatory requirements, reduced protection for intellectual property rights in some countries, potentially adverse taxes, delays resulting from difficulty in obtaining export licenses for certain technology and other trade barriers. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's results of operations. Sales orders received by foreign sales subsidiaries are primarily denominated in currencies other than the U.S. dollar. In order to reduce the risk of loss between the time the Company's products are purchased by subsidiaries and the time payment is made, the subsidiaries enter into foreign exchange contracts when economically feasible.

    DEPENDENCE UPON SEMICONDUCTOR AND ELECTRONICS INDUSTRIES; GENERAL ECONOMIC AND MARKET CONDITIONS. The Company is dependent upon the semiconductor and, more generally, the electronics industries. Each of these industries is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Each of these industries is highly cyclical and has periodically experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions during which the number of new IC design projects often decreases. Purchases of new licenses from the Company are largely dependent upon the commencement of new design projects, and factors negatively affecting any of these industries could have a material adverse effect on the Company's business, operating results or financial condition. The Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in either the semiconductor or electronics industry.

    MANAGEMENT TRANSITION. The Company is experiencing a period of management transition that has placed, and may continue to place, a significant strain on its resources, including its personnel. In early December 1996, Glenn E. Abood was removed from his position as Chief Executive Officer, and Robert R. Anderson, the Company's Chairman of the Board, resumed the position of Chief Executive Officer as well as the position of Chief Financial Officer, replacing Cheryl S. Billings. In addition, during the last six months, employment of the following individuals was terminated by mutual agreement between the Company and such persons: Vice President, Eastern Area Sales, Craig M. Wentzel; Vice President, Corporate Development, Arthur E. B. Monk; and Vice President, Marketing, Randall L. Smith. Gopi Ganapathy, Vice President, Technical Marketing, ceased to be an employee of the Company as of February 1997. In February 1997, the Company appointed Laurence G. Colegate, Jr. as Senior Vice President, Finance and Administration and Chief Financial Officer. The
Company has recently appointed a new Vice President of Sales, Warren C. Wong, and has recently hired a new director of Quality Assurance, Steve Chuang.
John Doyle resigned as a director of the Company on March 3, 1997. The Company's ability to manage growth successfully will require its new management personnel to work together effectively and will require the Company to improve its operational, management and financial systems and controls. If Company management is unable to manage this transition effectively, the Company's business, competitive position, results of operations and financial condition will be materially and adversely affected.
 See "- Dependence on Key Personnel," "Material Changes - Management
Transition" and "Management."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon a number of key technical and management employees, in particular, upon Robert R. Anderson, the Company's Chairman and Chief Executive Officer. The Company does not currently have "key man" life insurance on Mr. Anderson or any other members of its senior management. The loss of services of Mr. Anderson or any of the Company's other key employees could have a material adverse effect on the Company. See "- Management Transition," "Material Changes - Management Transition," and "Management." The Company's success will depend in large part on its ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining its key technical and management personnel and in attracting and retaining the personnel it requires to continue to grow.

    NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DEFECTS. The EDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. The Company's future results of operations will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of the Company's customers. The Company has in the past and may in the future experience delays in new product development and product enhancements. In June 1996, the Company entered into an agreement whereby SVR was granted the exclusive marketing rights to Bell Labs' CLOVER line of deep submicron verification products worldwide, with the exception of Japan and Taiwan, where the Company will co-market with Bell Labs' existing distributors. In addition, the Company has recently released or intends to release in the next three months significant upgrades to GARDS to provide a new Power Router, to SonIC to provide a new placer and new routing capabilities, and to SC to provide a rewritten Global Router and fast new placement. There can be no assurance that these new products will gain market acceptance or that the Company will be successful in developing and marketing product enhancements or other new products that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance or that the Company's strategic partnership relationship with Bell Labs will continue or achieve anticipated results. In addition, all of the Company's current products operate in, and planned future products will operate in, the Unix operating system. In the event that another operating system, such as Windows NT were to achieve broad acceptance in the EDA industry, the Company would be required to port its products to such an operating system, which would be costly and time consuming and could have a material adverse effect on the Company's business, operating results or financial condition. Failure of the Company, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner could have a material and adverse effect on the Company's business, operating results and financial condition. In addition, the introduction or even announcement of products by the Company or one or more of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer purchases of existing Company products. Such deferment of purchases could have a material adverse effect on the Company's business, operating results or financial condition.

    Software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions are released. The Company has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. Although the Company has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results or financial condition.

    COMPETITION. The EDA software market in which the Company competes is intensely competitive and subject to rapid technological change. The Company currently faces competition from EDA vendors, including Cadence Design Systems, Inc. ("Cadence"), which currently holds the dominant share of the market for IC physical design software, Avant! Corporation and Mentor. These EDA vendors have significantly greater financial, technical and marketing resources, greater name recognition and, in some cases, a larger installed customer base than the Company. These companies also have established relationships with current and potential customers of the Company and can devote substantial resources aimed at preventing the Company from enhancing relationships with existing customers or establishing relationships with potential customers. The Company believes that competitive factors in the EDA software market include product performance, price, support of industry standards, ease of use, delivery schedule, product enhancements, and customer technical support and service. The Company believes that, with respect to ease of use, the Company's products may not be perceived as competing favorably.

    Competition from EDA companies that choose to enter the IC physical design market could present particularly formidable competition due to their large installed customer base and their ability to offer a complete integrated IC design solution which SVR does not offer. The Company expects additional competition from other established and emerging companies. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

    DEPENDENCE ON SINGLE PRODUCT LINE. Revenues from licenses of the SVR GARDS family of products have historically represented a substantial majority of the Company's license revenues. Although the Company introduced its SVR FloorPlacer and SVR SonIC products in fiscal 1996 and has recently commenced marketing CLOVER, a product line under license from Bell Labs, the Company expects that revenues from the license of SVR GARDS products will continue to account for at least a significant portion of the Company's license revenues for the foreseeable future. The life cycles of the Company's products are difficult to predict due to the effect of new product introductions or product enhancements by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products and competition in the Company's marketplace. Declines in the demand for the SVR GARDS family of products, whether as a result of competition, technological change, price reductions or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has a limited history of revenues in connection with its new marketing rights to Bell Labs Design Automation CLOVER line. See "- New Products and Rapid Technological Change; Risk of Product Defects."

    DEPENDENCE ON CERTAIN CUSTOMERS AND RESELLERS. A small number of customers account for a significant percentage of the Company's total revenue. In fiscal 1995, HAL Computer Systems, Inc., a subsidiary of Fujitsu, Ltd. ("HAL"), accounted for 12% and Sony Corporation and Yamaha Corporation ("Yamaha") each accounted for 10% of the Company's total revenue; in fiscal 1996, HAL accounted for 16% and Motorola, Inc. and Yamaha each accounted for 11% of the Company's total revenue. There can be no assurance that sales to these entities, individually or as a group, will reach or exceed historical levels in any future period. Any substantial decrease in sales to one or more of these customers could have a material adverse effect on the Company's business, operating results or financial condition. The Company currently sells and markets its products overseas, other than in Japan, through a limited number of distributors. The Company hired new distributors in Taiwan and Europe in fiscal 1996 and is in the process of hiring a new distributor in Korea. The Company has a limited history of performance by its new distributors. In addition, there can be no assurance that the new distributors will be able to successfully distribute and support the Company's products on a timely basis or that such distributors will not reduce their efforts devoted to selling the Company's products or terminate their relationship with the Company as a result of competition with other suppliers' products. The loss of or changes in the relationship with or performance by one or more of the Company's international distributors could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that changes in distribution will permit the Company to maintain or increase international sales in the future.

    POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Numerous factors may materially and unpredictably affect operating results of the Company, including the uncertainties of the size and timing of software license fees, timing of co-development projects with customers, timing of operating expenditures, increased competition, new product announcements and releases by the Company and its competitors, gain or loss of significant customers or distributors, expense levels, renewal of maintenance contracts, pricing changes by the Company or its competitors, personnel changes, foreign currency exchange rates, and economic conditions generally and in the electronics industry specifically. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter. Many of the Company's customers order on an as-needed basis and often delay delivery of firm purchase orders until their project commencement dates are determined, and, as a result, the Company operates with no significant backlog. Quarterly revenue and operating results will therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast accurately. Historically, the Company has often recognized a substantial portion of its license revenues in the last month of the quarter, with these revenues frequently concentrated in the last two weeks of the quarter. Operating results would be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses vary with its revenue. Operating results in any period should not be considered indicative of the results to be expected for any future period, and there can be no assurance that the Company's revenues will increase or that the Company will achieve profitability.

    LENGTHY SALES CYCLE. The licensing and sales of the Company's software products generally involves a significant commitment of capital by prospective customers, with the attendant delays frequently associated with large capital expenditures and lengthy acceptance procedures. For these and other reasons, the sales cycle associated with the licensing of the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control. Because the timing of customer orders is hard to predict, the Company believes that its quarterly operating results are likely to vary significantly in the future. Actual results of the Company could vary materially as a result of a variety of factors, including, without limitation, the high average selling price and long sales cycle for the Company's products, the relatively small number of orders per quarter, dependence on sales to a limited number of large customers, timing of receipt of orders, successful product introduction and acceptance of the Company's products and increased competition.

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock has been volatile. Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and divert management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

    COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS; DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's Common Stock is quoted on the National Market. However, in order to continue to be included in the National Market, a company must maintain, among other things, $1,000,000 in net tangible assets (total assets less total liabilities and goodwill), which requirement is increased to $2,000,000 if the company has had losses in two of the most recent three years or to $4,000,000 if the company had losses in three of the most recent four years, and a $1,000,000 market value of the public float (excluding shares held directly or indirectly by any officer or director of the company and by any person holding beneficially more than 10% of the company's outstanding shares). In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in the National Market if the market value of the public float is at least $3,000,000 and the company has $4,000,000 in net tangible assets. The Nasdaq Stock Market, Inc. ("Nasdaq") has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $4,000,000 in net tangible assets and $5,000,000 market value of the public float. Although the Company currently meets both the current and the proposed National Market maintenance criteria, if the Company's stock price declines below $1.00, the Company would not meet the minimum bid price requirement of the proposed new maintenance criteria. Failure to meet these maintenance criteria in the future may result in the delisting of the Company's Common Stock from the National Market and the quotation of the Company's Common Stock on the Nasdaq SmallCap Market (the "SmallCap Market") if the requirements for inclusion on the Small Cap Market are met. As a result of quotation on the SmallCap Market, an investor may find it more difficult to dispose of the Company's Common Stock.


    Currently, a company must have $4,000,000 in total assets, $2,000,000 in capital and surplus, $1,000,000 market value of the public float and a minimum bid price of $3.00 per share for inclusion in the SmallCap Market, unless any of such requirements are waived by Nasdaq. However, Nasdaq has also recently proposed new inclusion criteria for the SmallCap Market which, if implemented, would require, among other things, $4,000,000 in net tangible assets or $50,000,000 market capitalization or $750,000 net income in two of the last three years, $5,000,000 market value of the public float and a minimum bid price of $4.00 per share. Failure to meet the SmallCap Market inclusion criteria, or the failure to meet the SmallCap Market maintenance criteria if the initial SmallCap Market inclusion criteria are met, may result in the delisting of the Company's Common Stock from Nasdaq. Trading, if any, in the Company's Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock.

    In addition, if the Company's Common Stock were delisted from trading on Nasdaq and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

    CERTAIN PRICE PROTECTION AND REGISTRATION OBLIGATIONS. Pursuant to the terms of the settlement agreement (the "Settlement Agreement") between the Company and Mentor Graphics Corporation ("Mentor") described in this Prospectus under "Material Changes - Settlement of Mentor Graphics Litigation" and "Selling Shareholders," Mentor may be entitled to receive up to an aggregate of 1,254,902 additional shares of Common Stock within ten (10) days after the effectiveness of the Registration Statement (the "Effective Date") and ninety (90) days thereafter should the average market price of the Common Stock trade below a certain minimum price. The market price of the Company's Common Stock has been volatile. See "- Possible Volatility of Stock Price." Shareholders of the Company will incur immediate dilution if such price protection provisions are triggered and additional shares of Common Stock are issued to Mentor. Mentor has the right to require the Company to register any such additional shares under the Securities Act. In addition, sales by Mentor of any such additional shares of Common Stock in the public market could adversely affect the market price for the Company's Common Stock. See "- Shares Eligible for Future Sale," "Material Changes - Settlement of Mentor Graphics Litigation" and "Selling Shareholders."

    The Company was obligated under the Settlement Agreement to file a registration statement covering the 627,451 shares of Common Stock issued initially to Mentor under the terms of the Settlement Agreement on or before March 25, 1997. The Company did not file the registration statement by the required date and advised Mentor on March 24, 1997. Mentor has advised the Company by letter that it reserves its rights under the Settlement Agreement. There can be no assurance that Mentor will not file a legal action seeking damages as a result of the Company's failure to file a registration statement by the date required under the Settlement Agreement.

    LEGAL PROCEEDINGS. As with other companies in the Company's industry, the Company is subject to the risk of adverse claims and litigation on a variety of matters, including infringement of intellectual property, intentional and/or negligent misrepresentation of material facts and breach of fiduciary duties. On January 10, 1997, Gambit Automated Design, Inc. ("Gambit"), a competitor of the Company, filed a complaint alleging misappropriation of trade secrets, breach of contract, inducing breach of contract, breach of fiduciary duty, unfair competition and unjust enrichment against the Company and Anton

Krouglyanskiy, a former employee of Gambit and a current employee of the Company. Gambit seeks injunctive relief, compensation and punitive damages, restitution and attorneys's fees and costs. The parties are currently engaged in discovery. The Company believes the lawsuit is without merit and intends to defend itself vigorously. Any litigation may result in substantial cost and expenses to the Company and significant diversion of efforts by the Company's technical and management personnel. In addition, an adverse ruling in any litigation could have a material adverse effect on the Company's business, operating results or financial condition.

    PROPRIETARY RIGHTS. The Company's success and ability to compete depends in part upon its proprietary technology. The Company relies on contract, trade secret and copyright law to protect its technology. In fiscal 1997, the Company applied for a U.S. patent and a corresponding foreign patent, related to an integrated circuit layout application developed by its research and development engineers. There can be no assurance that the Company's patent applications or any future patent applications, whether or not challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around any patents owned by the Company. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

    There has been substantial industry litigation regarding patents and other intellectual property rights involving technology companies. In the future, litigation may be necessary to protect and enforce the Company's intellectual property rights, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and could divert management's attention, which could have a material adverse effect on the Company's business, results of operations or financial condition regardless of the outcome of the litigation. In addition, third parties making claims against the Company with respect to intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a claim of infringement, the Company and its customers may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost or at all.

    CONCENTRATION OF STOCK OWNERSHIP. The present directors, executive officers and 5% shareholders of the Company and their affiliates beneficially own approximately 51.6% of the outstanding Common Stock. As a result, these shareholders may be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Material Changes - Private Placement."

    EFFECT OF CERTAIN CHARTER PROJECTIONS; BLANK CHECK PREFERRED STOCK. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, without any further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. On the date of this Prospectus, 16,744,597 shares, including the 811,877 Shares offered hereby, are eligible for sale, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act. An additional 128,647 shares of Common Stock issuable upon exercise of outstanding warrants, other than the Warrants, are eligible for sale, subject in some cases to the volume and other restrictions under Rule 144. As a result of the Private Placement, the Company will be required to register at least 4,517,242 shares of Common Stock, to be offered for immediate sale in the public market, on or about October 14, 1997. The Company will also be required to register up to an additional 4,517,242 shares issuable upon the exercise of the Warrants. See "Material Changes - Private Placement." In addition, the Company may be required to issue to Mentor and register up to an aggregate of 1,254,902 shares of Common Stock pursuant to the terms of the Settlement Agreement. See "- Certain Price Protection Obligations." Further, holders of approximately 427,500 shares of Common Stock issuable upon exercise of outstanding warrants, other than the Warrants, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock.

                                   MATERIAL CHANGES

    MANAGEMENT TRANSITION. In early December 1996, Glenn E. Abood was removed from his position as Chief Executive Officer, and Robert R. Anderson, the Company's Chairman of the Board, resumed the position of Chief Executive Officer as well as the position of Chief Financial Officer, replacing Cheryl S. Billings. In addition, during the last six months, the employment of the following individuals was terminated by mutual agreement between the Company and such persons: Vice President, Eastern Area Sales, Craig M. Wentzel; Vice President, Corporate Development, Arthur E. B. Monk; and Vice President, Marketing, Randall L. Smith. Gopi Ganapathy, Vice President, Technical Marketing, ceased to be an employee of the Company as of February 1997. In February 1997, the Company appointed Laurence G. Colegate, Jr. as Senior Vice President, Finance and Administration and Chief Financial Officer. The
Company has recently appointed a new Vice President of Sales, Warren C. Wong, and has recently hired a new director of Quality Assurance, Steve Chuang.
John Doyle resigned as a director of the Company on March 3, 1997. See "Risk Factors - Management Transition," "-Dependence on Key Personnel" and "Management."

    RESTATEMENT OF FINANCIAL STATEMENTS. In February 1997, the Company restated its unaudited consolidated financial statements for the quarters ended June 30, 1996 and September 30, 1996 to reverse certain transactions and related expenses which were recognized other than in accordance with the Company's accounting policies. The Company has filed Forms 10-Q/A for the quarters ended June 30, 1996 and September 30, 1996. See "Incorporation of Certain Documents by Reference."

    PRIVATE PLACEMENT. On April 16, 1997, SVR completed a private placement (the "Private Placement") of Units comprised of 4,517,242 shares of Common Stock, and warrants (the "Warrants") to purchase an additional 4,517,242 shares of Common Stock at $1.31 per share, for an aggregate of $3,930,000. The exercise price for the Warrants is payable in cash, cancellation of indebtedness, in shares of the Company's Common Stock, through a "same day sale" commitment or "margin" commitment from the Warrant holder and a broker who is a member of the National Association of Securities Dealers, Inc. or by a "net exercise." The Warrants are exercisable for a term of three years and are redeemable, at the Company's sole discretion, commencing 18 months after April 16, 1997 at $.01 per share of Common Stock subject to the Warrants, subject to certain limitations. The issuance of the Units was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder. As a result of the proceeds received from the Private Placement, SVR currently anticipates its existing cash and cash equivalents and available funds from operations will be sufficient to fund the Company's operations for the next twelve months. See "Risk Factors - Availability of Additional Financing."

    Certain directors, executive officers and 5% shareholders of the Company participated in the Private Placement and as a result may be able to exercise greater influence over any matters requiring shareholder approval in the future. In addition, certain other investors in the Private Placement became shareholders of 5% or more of the Company's Common Stock and may also be able to exercise significant influence over matters requiring shareholder approval in the future. See "Risk Factors - Concentration of Stock Ownership." Further, the issuance of Common Stock in the Private Placement and upon exercise of the Warrants has reduced and will further reduce the percentage ownership of current shareholders who did not participate in the Private Placement. Investors in the Private Placement received certain registration rights, including piggyback registration rights and a shelf registration right which requires the Company to register the 4,517,242 shares issued in the Private Placement by October 14, 1997 and to register an additional 4,517,242 shares of Common Stock issuable upon exercise of the Warrants, and to keep such registration effective for a period up to three years. If such investors cause a large number of shares to be registered and sold in the public market pursuant to such registration rights, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Risk Factors - Shares Eligible for Future Sale."

    SETTLEMENT OF MENTOR GRAPHICS LITIGATION. Effective February 24, 1997, the Company and Mentor settled a legal action brought by Mentor against the Company in 1994. The Settlement Agreement required the Company to issue 627,451 shares of Common Stock to Mentor and to exchange certain technology. The Company agreed to register such shares under the Securities Act. See "Selling Shareholders." In addition, the Company may be required to issue up to an aggregate of 1,254,902 additional shares of Common Stock to Mentor within ten
(10) days after the effectiveness of the Registration Statement and ninety (90) days thereafter should the average market price of the

Common Stock trade below a certain minimum price. Mentor has the right to require the Company to register any such additional shares under the Securities Act. See "Risk Factors - Certain Price Protection and Registration Obligations."

                                      MANAGEMENT

    As of April 16, 1997, the names of the directors and executive officers of the Company and their respective ages are as follows:

    NAME                          AGE     POSITION WITH THE COMPANY
    ----                          ---     -------------------------

    Robert R. Anderson (3). . .   59      Chairman of the Board and Chief
                                          Executive Officer

    Dr. Teng-Sheng Moh. . . . .   37      Vice President of Engineering

    Laurence G. Colegate, Jr. .   54      Chief Financial Officer and Senior
                                          Vice President of Finance and
                                          Administration

    Minoru Takagi . . . . . . .   51      Vice President and President of
                                          SVR-KK

    Dr. Ching-Chy Wang. . . . .   43      Vice President and President of SVR
                                          Asia Pacific

    Dr. Warren C. Wong. . . . .   43      Vice President of Sales

    Benjamin Huberman . . . . .   59      Director

    Dr. Yoshio Nishi (3). . . .   57      Director

    Roy L. Rogers (1)(2). . . .   62      Director

    Dr. Thomas Sherby (1) . . .   62      Director
---------------

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Nominating Committee

    Robert R. Anderson became Chairman of SVR in January 1994 and resumed the position of Chief Executive Officer in December 1996. Prior to that, Mr. Anderson was Chief Executive Officer from April 1994 until July 1995 and was Chief Financial Officer from September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation "KLA," a supplier of equipment for semiconductor companies, in 1975. He served as Vice-Chairman of the Board of KLA from November 1991 to March 1994 and served as Chairman of the Board of KLA from May 1985 to November 1991. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer of KLA for nine years. Mr. Anderson currently serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry.

    Dr. Teng-Sheng Moh joined SVR as Senior Technologist in June 1994, was named Director of Engineering in June 1995 and was named Vice President of Engineering in November 1995. Dr. Moh has over 11 years experience in EDA research and development. Prior to joining SVR, he was with Cadence, a developer of electronic design automation software, from July 1990 to June 1994. Prior to that, he received a Ph.D. in Computer Science at the University of California at Davis.

    Laurence G. Colegate, Jr. joined SVR as Senior Vice President, Finance and Administration and Chief Financial Officer in February 1997. Mr. Colegate has over 30 years experience in corporate financing, financial control, tax, treasury, information systems and risk management. Prior to joining SVR, he was Vice President and Chief Financial Officer of CBR Cement Corporation, a producer and distributor of cement and construction materials, from 1989 to 1995.

    Minoru Takagi is Vice President of SVR and President and General Manager of SVR-KK in Japan. He has been an employee of the Company since the mid 1980s. He began his career in the electronics industry in 1968 and has worked for Burroughs Computer, Fairchild and Megatest Corp., a manufacturer of automatic test systems for the integrated circuit industry, in Japan.

    Dr. Ching-Chy Wang is President of SVR Asia Pacific. Dr. Ching-Chy Wang joined SVR in June 1994 as Principle Technologist and was named Vice President of SVR and President of SVR Asia Pacific in February 1996. Dr. Wang spent several years as a member of the consulting staff at Cadence, from 1991 to 1994. He was manager of the design languages group with ExperTest, a software company involved in automatic transparent generation, from 1989 to 1991. Dr. Wang received a BS from National Chiao-Tung University in control engineering and computer science, an MS in computer science from the University of Utah, and a Ph.D. in computer science from the University of Pittsburgh.

    Dr. Warren C. Wong joined SVR as Director of the Clover Product Division in October 1996, and was named Vice President of Sales in January 1997. Dr. Wong has over 12 years of management experience in EDA research and development, sales, marketing and customer support. Prior to joining SVR he was Vice President of Product Management at Anagram, a developer of electronic design automation software, from August 1996 to October 1996. Prior to that, he was Director of Logic Modeling at Meta-Software, an EDA company, from April 1995 to July 1996. From April 1985 to March 1995, Dr. Wong held various management positions in research and development as well as customer support at Cadence Design Systems, a developer of electronic design automation software, most recently as Director of Verification Solution. Dr. Wong has a Ph.D. in Statistics from the University of California, Berkeley.

    Benjamin Huberman has been a director of SVR since October 1995. For the past five years, Mr. Huberman has been President of the Huberman Consulting Group in Washington, D.C. He has held numerous governmental positions, including Deputy Director of the White House Office of Science and Technology Policy. He is also a member of the Chief of Naval Operations' Executive Panel and has been Chairman of the Technical Advisory Panel to the U.S. Space Command. He currently serves on the boards of Zycad and Audre Recognition Systems, Inc., a developer of software which is used to convert documents into digital data.

    Dr. Yoshio Nishi has been a director of SVR since April 1995. He has been Vice President and Director of Research and Development for Texas Instruments Incorporated, a manufacturer of high-tech operating units, since May 1995. For the prior nine years, he was director of ULSI Labs for Hewlett-Packard.
Dr. Nishi has been a Consulting Professor in the Department of Electrical Engineering at Stanford University since 1986. He currently serves as a director of KLA.

    Roy L. Rogers has been a director of SVR since January 1994. For the past nine years, Mr. Rogers has served as a general partner of two venture capital limited partnerships, R & W Ventures I and R & W Ventures II. Previously, for a 15-year period, he held management positions in research, institutional sales and corporate finance at Hambrecht & Quist LLC, an investment banking firm.

    Dr. Thomas Sherby has been a director of SVR since September 1994. He has served as the Chief Executive Officer and Chairman of the Board of Directors of Knights Technology, Inc., a supplier of prepackaged software, since April 1989. He has over 20 years of management experience in the electronics and computer industries with Fairchild Semiconductor, Dataproducts Corp., a manufacturer of peripheral data processing equipment, and AT&T Global Information Solutions (formerly NCR Corporation), a manufacturer of computers and peripherals.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 16, 1997 with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company,
(iii) each individual who served as the Company's Chief Executive Officer during fiscal 1997 and the Company's two most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 whose salary and bonus for fiscal 1997 was at least $100,000, (iv) two former executive officers whose salary and bonus for fiscal 1997 was at least $100,000 and who would have been among the Company's most highly compensated executive officers, but for the fact that the individuals were not serving as executive officers of the Company at the end of fiscal 1997 and (iv) all executive officers and directors of the Company as a group.

Name and Address of Beneficial     Amount and Nature of
   Owner or Identity Group        Beneficial Ownership(1)   Percent of Class(2)
------------------------------    -----------------------   -------------------
Austin W. Marxe(3). . . . . .           4,400,276               23.8
153 E. 53rd Street
51st Floor
New York, NY 10022

J.F. Shea Co., Inc.(4). . . .
655 Brea Canyon Road
Walnut, CA 91789. . . . . . .           3,429,851                19.0

Robert R. Anderson(5) . . . .
6360 San Ignacio Avenue
San Jose, CA 95119. . . . . .           1,368,217                 7.9

Roy L. Rogers(6). . . . . . .
2800 Sand Hill Rd., Ste. 120
Menlo Park, CA 94025. . . . .           1,185,352                 7.0

Dr. Teng-Sheng Moh(7) . . . .              33,301                 *

Dr. Ching-Chy Wang(8) . . . .              20,034                 *

Benjamin Huberman(9). . . . .              11,374                 *

Yoshio Nishi(10). . . . . . .               9,499                 *

Thomas R. Sherby(11). . . . .              21,040                 *

All executive officers and
directors as a group(12)
(10 persons). . . . . . . . .           2,808,215                15.9

FORMER OFFICERS:. . . . . . .

Glenn E. Abood. . . . . . . .               1,039                 *

Arthur Monk . . . . . . . . .                   0                 *


Craig Wentzel(13) . . . . .                21,282                 *

----------------
1 Unless otherwise indicated below, each person or entity named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community party laws where applicable.

2 Percentage of ownership is based on 16,744,597 shares of Common Stock outstanding on April 16, 1997.

3 Includes 574,713 shares and 574,713 shares subject to warrants exercisable within 60 days of April 16, 1997 held by Special Situations Private Equity Fund, L.P., 1,620,569 shares and 862,069 shares subject to warrants exercisable within 60 days of April 16, 1997 held by Special Situations Fund III, L.P. and 480,856 shares and 287,356 shares subject to warrants exercisable within 60 days of April 16, 1997 held by Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P.

4   Includes 1,708,168 shares held by J.F. Shea Co., Inc. (of which Mr. Edmund
    H. Shea, Jr. is Vice President) and 472,258 shares held by E&M RP Trust (of which Mr. Shea is a Trustee). Also includes 1,249,425 shares subject to warrants held by J.F. Shea Co., Inc. exercisable within sixty days of April 16, 1997.

5 Includes 470,956 shares held in trust of which Mr. Anderson is trustee, including 400,956 shares held by the Robert R. and Sally E. Anderson Trust, 12,500 shares held by the Robert R. Anderson Trust, 12,500 shares held by the Sharon Davidson Trust, 35,000 shares held by the Timothy R. Anderson Trust and 10,000 shares held by the Steven Davidson Trust. Also includes 17,550 shares of which Mr. Anderson disclaims beneficial ownership, including 2,550 shares owned by Sharon Davidson and 15,000 shares owned by Steven Davidson, two of Mr. Anderson's children. Also includes 462,356 shares subject to warrants exercisable within 60 days of April 16, 1997 and 29,999 shares subject to options exercisable within 60 days of April 16, 1997.

6 Includes 283,333 shares held by R&W Ventures, and 645,440 shares and 222,414 shares subject to warrants exercisable within 60 days of April 16, 1997, held by the Rogers Family Trust. Also includes 15,000 shares held by the Roy L. Roger IRA and 19,165 shares subject to options exercisable within 60 days of April 16, 1997.

7 Includes 26,301 shares subject to options exercisable within 60 days of April 16, 1997.

8 Includes 13,437 shares subject to options exercisable within 60 days of April 16, 1997.

9 Includes 6,374 shares subject to options exercisable within 60 days of April 16, 1997.

10 Includes 8,249 shares subject to options exercisable within 60 days of April 16, 1997.

11 Includes 21,040 shares subject to options exercisable within 60 days of April 16, 1997.

12 Includes 92,494 shares subject to options exercisable within 60 days of April 16, 1997 and 799,692 shares subject to warrants exercisable within 60 days of April 16, 1997.

13 Includes 18,766 shares subject to options exercisable within 60 days of April 16, 1997.

                                 SELLING SHAREHOLDERS

    The following table lists the Selling Shareholders, the number of shares of the Company's Common Stock which each owned as of March 31, 1997, the number of Shares expected to be sold by each, and the number and the percentage of the shares of the Company's Common Stock which each will own after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold.

    Mentor acquired 627,451 shares of the Company's Common Stock pursuant to the Settlement Agreement between the Company and Mentor. As part of the Settlement Agreement, the Company agreed to register Mentor's Shares under the Securities Act, and to use its best efforts to cause the registration statement covering Mentor's Shares to be declared effective and to remain effective until the earlier of (i) one year from the date the Registration Statement is declared effective or (ii) such time as all of Mentor's Shares have been sold by Mentor. See "Risk Factors - Certain Price Protection and Registration Obligations" and "Material Changes - Settlement of Mentor Graphics Litigation." The other Selling Shareholders acquired their Shares through a private offering in June 1995. As part of such offering, these Selling Shareholders received rights to include their Shares in any registration statement of the Company, subject to certain limitations.

                                                                    Shares
                                 Shares Owned       Shares To    Owned After
Selling Shareholder             Before Offering     Be Offered     Offering
-------------------             ---------------     ----------   -----------

Mentor Graphics Corporation       627,451           627,451            0
8005 S.W. Boeckman Road
Wilsonville, OR 97070-7777

Needham Emerging Growth           102,459           102,459            0
  Partners L.P.(1)
400 Park Avenue
New York, NY  10022

Clarion Capital Corporation       81,967            81,967             0
Ohio Savings Plaza
1801 E. 9th Street, Suite 150
Cleveland, OH  44114

---------------
(1)Needham Emerging Growth Partners L.P. is an affiliate of Needham & Company Inc., a Co-Manager in SVR's public offering in February 1996.


                                 PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Shareholders that they, or their respective pledgees, donees, transferees or successors in interest, intend to sell all of the Shares from time to time on the National Market at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) an over-the-counter distribution in accordance with the rules of the National Market and at prices prevailing at the time of sale; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) in privately negotiated transactions. There is no assurance that the Selling Shareholders will sell any or all of the Shares.

    In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

    With respect to Shares offered by Mentor, the Company will pay all expenses incident to the offering and sale of such Shares to the public within the first ninety (90) days following the date the registration statement is declared effective including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel and independent accountants for SVR, blue sky fees and expenses and the expense of any special audits incident to or required by such registration, other than any selling commissions and stock transfer taxes or similar charges; provided that, all expenses incurred ninety (90) days following the date the Registration Statement is declared effective shall be borne by Mentor. With respect to Shares offered by the other Selling Shareholders, the Company will pay all expenses incurred in connection with the offering (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the Selling Shareholders and counsel for the Company.

    The Company has agreed to indemnify in certain circumstances the Selling Shareholders and various related persons against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company and various related persons against certain liabilities, including liabilities under the Securities Act.

    As part of the Settlement Agreement, the Company agreed to register
Mentor's Shares under the Securities Act, and to use its best efforts to cause the registration statement covering Mentor's Shares to be declared effective and to remain effective until the earlier of (i) one year from the date the registration statement is declared effective or (ii) such time as all of Mentor's Shares have been sold by Mentor. The other Selling Shareholders acquired their shares through a private offering in June 1995. As part of such offering, these Selling Shareholders received rights to include their shares in any registration statement of the Company, subject to certain limitations.

                                   USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                                    LEGAL MATTERS

    The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                       EXPERTS

    The consolidated financial statements as of and for the year ended March 31, 1996 incorporated by reference in this Prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the uncertainty of the litigation as described in Note 8 to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements and schedule of the Company as of March 31, 1995 and for each of the two years in the period ended March 31, 1995 incorporated by reference into and made a part of this Prospectus and Registration Statement of the Company, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                  TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain
  Documents by Reference . . . . . . . . . . . . . . . . . . . . . .       2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
Security Ownership of
  Beneficial Owners. . . . . . . . . . . . . . . . . . . . . . . . .      15
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . .      17
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .      17
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .      18
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18







                                    811,877 SHARES




                                    SILICON VALLEY
                                   RESEARCH, INC.

                                     COMMON STOCK



                               -----------------------

                                      PROSPECTUS

                               -----------------------






                                    May     , 1997
                                        ----


--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market filing fee.

                                                              To Be Paid
                                                              By The
                                                              Registrant
                                                              ---------------
Securities and Exchange Commission registration fee . . . .        269
Nasdaq National Market additional listing fee . . . . . . .          0
Accounting fees and expenses. . . . . . . . . . . . . . . .     15,000
Printing expenses . . . . . . . . . . . . . . . . . . . . .          0
Transfer agent and registrar fees and expenses. . . . . . .          0
Blue Sky fees and expenses (including legal fees) . . . . .          0
Legal fees and expenses . . . . . . . . . . . . . . . . . .     15,000
Miscellaneous expenses. . . . . . . . . . . . . . . . . . .      4,000
                                                              ---------------
     Total. . . . . . . . . . . . . . . . . . . . . . . . .     34,269
                                                              ---------------
                                                              ---------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 204(10) of the California General Corporation Law ("California
Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, or agents to the full extent permitted by California Law. The right to indemnification conferred to such parties is a contract right. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    In addition, with the approval of its Board of Directors, the Company has entered into separate indemnification agreements with its directors and officers which require the Company to, among other things, indemnify them against certain liabilities which may arise by reason of their status or service.

    The Company has obtained liability insurance for the benefit of its directors and officers.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought.

ITEM 16.  EXHIBITS

    The following exhibits are filed with this Registration Statement:

Exhibit  Description of Exhibit
-------  ----------------------
No.
---

4.1 Stock Transfer Terms and Conditions between Mentor and SVR effective as of February 24, 1997.
4.2 Form of Unit Purchase Agreement among the Company and several investors dated as of April 16, 1997.
4.3 Form of Warrant to Purchase Common Stock among the Company and several investors dated as of April 16, 1997.
5.1 Opinion and Consent of Gray Cary Ware & Freidenrich, A Professional Corporation.
23.1     Consent of Price Waterhouse LLP.
23.2     Consent of Coopers & Lybrand L.L.P.
23.3 Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1).
24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

ITEM 17.  UNDERTAKINGS.

    A.   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D.   The undersigned Registrant hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 5th day of May, 1997.

                                       SILICON VALLEY RESEARCH, INC.



                                       By: /s/ ROBERT R. ANDERSON
                                          ------------------------------------
                                            Robert R. Anderson
                                            Chairman and Chief
                                            Executive Officer


                                  POWER OF ATTORNEY

    Each of the officers and directors of Silicon Valley Research, Inc. whose signature appears below hereby constitutes and appoints Robert R. Anderson and Laurence G. Colegate, Jr., and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-3 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 5, 1997 by the following persons in the capacities indicated.


         Signature                                    Title
         ---------                                    -----

    /s/ ROBERT R. ANDERSON
----------------------------------     Chairman of the Board and Chief
         Robert R. Anderson            Executive Officer (Principal Executive
                                       Officer)
  /s/ LAURENCE G. COLEGATE, JR.
----------------------------------     Chief Financial Officer and Senior Vice
     Laurence G. Colegate, Jr.         President of Finance and Administration
                                       (Principal Financial and Accounting
                                       Officer)
     /s/ BENJAMIN HUBERMAN
----------------------------------     Director
         Benjamin Huberman

       /s/ YOSHIO NISHI
----------------------------------     Director
           Yoshio Nishi

      /s/ ROY L. ROGERS
----------------------------------     Director
          Roy L. Rogers

      /s/ THOMAS SHERBY
----------------------------------     Director
          Thomas Sherby

                                  INDEX TO EXHIBITS


Exhibit                                                                  Sequentially Numbered
-------                                                                  ---------------------
  No.    Description of Exhibit                                                   Page
  ---    ----------------------                                                   ----
  4.1    Stock Transfer Terms and Conditions between Mentor and SVR effective as of February 24, 1997.
  4.2    Form of Unit Purchase Agreement among the Company and several investors dated as of April 16, 1997.
  4.3    Form of Warrant to Purchase Common Stock among the Company and several investors dated as of April 16, 1997.
  5.1    Opinion and Consent of Gray Cary Ware & Freidenrich, A
         Professional Corporation.
 23.1    Consent of Price Waterhouse LLP.
 23.2    Consent of Coopers & Lybrand L.L.P.
 23.3    Consent of Gray Cary Ware & Freidenrich, A Professional
         Corporation (included in Exhibit 5.1).
 24.1    Power of Attorney (included in the Signature Page contained in
         Part II of the Registration Statement).
